Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL 2014 FOURTH QUARTER AND FULL YEAR

•	Net Earnings per Diluted Share of $1.80; $5.07 for Full Year
•	Quarterly Net Sales Increase by Approximately 4.2%
•	Quarterly Comparable Sales Increase by Approximately 3.7% (3.9% on a constant currency basis)
•	Provides Initial Model for First Quarter and Fiscal Year 2015

UNION, New Jersey, April 8, 2015 --- Bed Bath & Beyond Inc. today reported financial results for the fourth quarter and full year of fiscal 2014 ended February 28, 2015.

Fiscal 2014 Fourth Quarter and Full Year Results

For the fourth quarter of fiscal 2014, the Company reported net earnings of $1.80 per diluted share ($321.1 million) compared with net earnings for the fourth quarter of fiscal 2013 of $1.60 per diluted share ($333.3 million). Net sales for the fourth quarter of fiscal 2014 were approximately $3.337 billion, an increase of approximately 4.2% from net sales of approximately $3.203 billion reported in the fourth quarter of fiscal 2013. Comparable sales in the fourth quarter of fiscal 2014 increased by approximately 3.7%, compared with an increase of approximately 1.7% in last year’s fiscal fourth quarter. Comparable sales for the fourth quarter of fiscal 2014 include an approximate 0.2% unfavorable impact from the change in the Canadian currency exchange rate.

For the fiscal full year ended February 28, 2015, the Company reported net earnings of $5.07 per diluted share ($957.5 million) compared with $4.79 per diluted share ($1.022 billion) in the full year of fiscal 2013. Net sales for fiscal 2014 were approximately $11.881 billion, an increase of approximately 3.3% from net sales of approximately $11.504 billion in fiscal 2013. Comparable sales for both fiscal 2014 and fiscal 2013 increased by approximately 2.4%.

Cost Plus World Market was excluded from the comparable sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013. Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

Share Repurchase Program

During the fourth quarter of fiscal 2014, the Company repurchased approximately $947 million of its common stock, representing approximately 11.8 million shares. Of this total, approximately $782 million, representing approximately 10.3 million shares, were from open market repurchases, and the remaining $165 million and 1.5 million shares represented the net settlement at the completion of the Company’s $1.1 billion accelerated share repurchase program in December 2014. As of February 28, 2015, the remaining balance of the current $2.0 billion share repurchase program was approximately $884 million.

Fiscal 2015 Financial Model

The Company is modeling a 2.0% to 3.0% increase for comparable sales for both the fiscal 2015 first quarter and full year, net earnings per diluted share to be between $.90 to $.95 for the first quarter of fiscal 2015, and to be between relatively flat and a mid-single digit percentage increase for the fiscal full year. The Company’s fiscal 2015 model includes the impact of approximately $.24 per diluted share related to four non-comparable items between its 2014 results and its 2015 model. These non-comparable items are: an increase in the 2015 tax rate due to a reduction in the amount of distinct tax events modeled in fiscal 2015; a credit card fee litigation settlement benefit in fiscal 2014 that is not expected to reoccur in 2015; the modeled unfavorable foreign currency exchange rate impact in 2015; and an increase in investments in compensation and benefits in 2015 beyond those historically planned. The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s fourth quarter of fiscal 2014 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

The Company operates websites at bedbathandbeyond.com, worldmarket.com, buybuybaby.com, christmastreeshops.com, and harmondiscount.com. As of February 28, 2015, the Company had a total of 1,513 stores, including 1,019 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 270 stores under the names of World Market, Cost Plus World Market or Cost Plus, 96 buybuy BABY stores, including its first in Canada, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 50 stores under the names Harmon or Harmon Face Values. During the fiscal fourth quarter, the Company opened one Bed Bath & Beyond store, three buybuy BABY stores, and one Cost Plus World Market store, and closed one Bed Bath & Beyond store and one Cost Plus World Market store. In addition, the Company is a partner in a joint venture which operates five stores in the Mexico City market under the name Bed Bath & Beyond.

Forward Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	February 28,	March 1,	February 28,	March 1,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)

Net sales	$3,336,593	$3,203,314	$11,881,176	$11,503,963

Cost of sales	2,010,718	1,905,877	7,261,397	6,938,381

Gross profit	1,325,875	1,297,437	4,619,779	4,565,582

Selling, general and administrative expenses	793,707	770,364	3,065,486	2,950,995

Operating profit	532,168	527,073	1,554,293	1,614,587

Interest expense, net	19,267	554	50,458	1,140

Earnings before provision for income taxes	512,901	526,519	1,503,835	1,613,447

Provision for income taxes	191,840	193,220	546,361	591,157

Net earnings	$321,061	$333,299	$957,474	$1,022,290

Net earnings per share - Basic	$1.83	$1.62	$5.13	$4.85
Net earnings per share - Diluted	$1.80	$1.60	$5.07	$4.79

Weighted average shares outstanding - Basic	175,764	205,553	186,659	210,710
Weighted average shares outstanding - Diluted	178,135	208,106	188,880	213,363

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	February 28, 2015	March 1, 2014
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$875,574	$366,516
Short term investment securities	109,992	489,331
Merchandise inventories	2,731,881	2,578,956
Other current assets	366,156	354,184

Total current assets	4,083,603	3,788,987

Long term investment securities	97,160	87,393
Property and equipment, net	1,676,700	1,579,804
Goodwill	486,279	486,279
Other assets	415,251	413,570

	$6,758,993	$6,356,033

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,156,368	$1,104,668
Accrued expenses and other current liabilities	403,547	385,954
Merchandise credit and gift card liabilities	306,160	284,216
Current income taxes payable	76,606	60,298

Total current liabilities	1,942,681	1,835,136

Deferred rent and other liabilities	493,137	486,996
Income taxes payable	79,985	92,614
Long term debt	1,500,000	-

Total liabilities	4,015,803	2,414,746

Total shareholders' equity	2,743,190	3,941,287

	$6,758,993	$6,356,033

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended

	February 28, 2015	March 1, 2014
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$957,474	$1,022,290
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	239,193	220,116
Stock-based compensation	66,539	56,244
Tax benefit from stock-based compensation	6,686	12,846
Deferred income taxes	(22,295)	11,729
Other	(2,244)	(1,784)
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(161,506)	(117,926)
Trading investment securities	(9,530)	(11,382)
Other current assets	19,012	(5,287)
Other assets	(254)	(3,812)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	44,563	179,522
Accrued expenses and other current liabilities	18,494	(1,336)
Merchandise credit and gift card liabilities	22,520	33,014
Income taxes payable	3,768	(4,406)
Deferred rent and other liabilities	3,428	3,735

Net cash provided by operating activities	1,185,848	1,393,563

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(298,094)	(1,156,634)
Redemption of held-to-maturity investment securities	677,500	1,117,500
Capital expenditures	(330,637)	(320,812)
Investment in unconsolidated joint venture	-	(3,436)

Net cash provided by (used in) investing activities	48,769	(363,382)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	41,197	54,815
Proceeds from issuance of senior unsecured notes	1,500,000	-
Payment of deferred financing costs	(10,092)	-
Excess tax benefit from stock-based compensation	7,202	7,289
Repurchase of common stock, including fees	(2,250,597)	(1,283,995)

Net cash used in financing activities	(712,290)	(1,221,891)

Effect of exchange rate changes on cash	(13,269)	(6,745)

Net increase (decrease) in cash and cash equivalents	509,058	(198,455)

Cash and cash equivalents:
Beginning of period	366,516	564,971
End of period	$875,574	$366,516